Exhibit 99.1

PRESS RELEASE

1004 N. Big Spring, Suite 400	Contact:	Cindy Thomason
Midland, TX 79701	(432) 684-3727	Manager of Investor Relations
http://www.plll.com		cindyt@plll.com

PARALLEL PETROLEUM ANNOUNCES COMPLETION

OF COMMON STOCK OFFERING

MIDLAND, Texas, (BUSINESS WIRE), August 16, 2006 – Parallel Petroleum Corporation (NASDAQ: PLLL) today announced that it has completed its sale of 2,500,000 shares of its common stock at a public offering price of $25.25 per share, resulting in net proceeds of approximately $60.25 million. Jefferies & Company, Inc. acted as sole underwriter for the offering.

The common shares were issued under Parallel’s universal shelf registration statement. Copies of the final prospectus supplement relating to the offering may be obtained from the offices of Jefferies & Company, Inc. at 520 Madison Avenue, 12th Floor, New York, New York 10022, Attn: Prospectus Department.

Parallel intends to use the net proceeds from the offering for general corporate purposes, including debt repayment and the acceleration of its drilling and completion operations in certain core areas such as its Barnett Shale gas, New Mexico Wolfcamp gas and Permian Basin west Texas oil properties.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any state.

The Company

Parallel Petroleum is an independent energy company headquartered in Midland, Texas, engaged in the acquisition, exploration, development and production of oil and gas using 3-D seismic technology and advanced drilling, completion and recovery techniques. Parallel’s primary areas of operation are the Permian Basin of West Texas and New Mexico, North Texas Barnett Shale, Onshore Gulf Coast of South Texas, East Texas and Utah/Colorado. Additional information on Parallel Petroleum Corporation is available at http://www.plll.com.

This release contains forward-looking statements subject to various risks and uncertainties that could cause the Company’s future plans, objectives and performance to differ materially from those in the forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “plan,” “subject to,” “anticipate,” “estimate,” “continue,” “present value,” “future,” “reserves,” “appears,” “prospective,” or other variations thereof or comparable terminology. Factors that could cause or contribute to such differences could include, but are not limited to, those relating to the results of exploratory drilling activity, the Company’s growth strategy, changes in oil and natural gas prices, operating risks, availability of drilling equipment, outstanding indebtedness, weaknesses in our internal controls, the inherent variability in early production tests, changes in interest rates, dependence on weather conditions, seasonality, expansion and other activities of competitors, changes in federal or state environmental laws and the administration of such laws, and the general condition of the economy and its effect on the securities market. While we believe our forward-looking statements are based upon reasonable assumptions, these are factors that are difficult to predict and that are influenced by economic and other conditions beyond our control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.